EXHIBIT 99.1

MyDx Reports Company on Track and on Plan; Conversion, Distribution of Common Stock Temporarily Distorting MyDx Market

LA JOLLA, Calif., Sept. 21, 2016 (GLOBE NEWSWIRE) -- MyDx, Inc. (OTCQB:MYDX), a rapidly growing chemical detection company and the makers of MyDx®, the first multi-use hand-held chemical analyzer for consumers, today announced that in response to numerous shareholder inquiries about volatility in the market for its common stock, the Company is reporting its business, sales and new product launches are all on track and on plan.

MyDx expects to report solid revenue for the current, third quarter ending September 30, 2016 while expenses are in line with recent trends as it targets profitability. Its launch of the AquaDxTM Sensor Chip is on schedule with the build-up of inventory on plan for its December 15, 2016 general availability and shipping date.

Previously in 2015 and earlier in 2016, MyDx raised growth capital with convertible debentures, a form of debt which is convertible into common stock. With the Company’s fundamentals better today than ever before and trending toward profitability, debenture holders are inclined to convert now to maximize the number of shares they receive before the MyDx third quarter and fiscal year results are posted. Most debenture holders convert and immediately sell their common stock into the market and when too many sellers try to exit at the same time, the supply can temporarily overwhelm normal demand.

As of September 20, 2016, 52,939,410 common shares were reported to be issued and outstanding, and approximately $500,000 in convertible debt remaining on its balance sheet.  Once that debt is converted, its balance sheet will be strengthened with minimal long term debt remaining.

“Regrettably, it’s a perfect storm, but a temporary one,” said Daniel R. Yazbeck, MyDx Chairman and CEO. “Convertible debenture investors generally are risk adverse and sell immediately upon conversion, creating far more supply than demand for a short time. As the Company’s largest shareholder, I fully understand the concern of our many loyal shareholders.

“Reflecting the gross market distortion, OTC Markets reported that as of September 20, 2016 our Company’s market capitalization, or equity value, is only $714,682 which is equal to the price of a good, publicly traded OTCQB shell company with no operations, products, services, IP or any other assets. One year ago today, as we were just starting to launch the CannaDxTM product line and prior to securing world-class manufacturing, supply chain management and a major US distribution deal, our market cap was approximately $28 million -- or about 40 times that of yesterday’s closing value.

“Today,” Mr. Yazbeck concluded, “CannaDx is a proven seller with a clear ramp up. AquaDx is in launch phase, while the OrganaDxTM and AeroDxTM product lines are being readied for launch shortly. Further, MyDx has been working for months on several major new business and marketing initiatives that we anticipate closing and announcing shortly.”

About MyDx, Inc.
MyDx, Inc. (MYDX) is a chemical detection and sensor technology company based in San Diego, California whose mission is to help people Trust & Verify® what they put into their minds and bodies. The Company developed MyDx®, a patented, affordable portable analyzer that provides real-time chemical analysis and fits in the palm of the user’s hand. The multi-use MyDx analyzer leverages over a decade of established technology to measure chemicals of interest. It owns a substantial and growing intellectual property portfolio of patents covering its technology. With its CannaDx™ sensor commercialized, it has three other sensors being developed in its lab that are compatible with the MyDx Analyzer and App that will empower consumers to test the chemical composition of everything they eat, drink and inhale.  For more information, please visit www.cdxlife.com.

Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, our ability to complete our product testing and launch our product commercially, the acceptance of our product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission, available at http://ir.cdxlife.com/all-sec-filings or www.sec.gov.

Investor Contact:
Phillip Sugarman, Vice President
Investor Relations Partners
Phone: 818-280-6800
psugarman@irpartnersinc.com